Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 13, 2012 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK.pk) today announced sales of $2,944,772 for the three months ended November 30, 2011, compared to sales of $2,587,818 for the same period last year, an increase of 14%. For the nine months ended November 30, 2011, the Company's sales increased to $9,083,801 from $7,303,606 for the same period last year, an increase of 24%. The Company attributed these continuing year-over-year sales increases to the Company's diversification program. We have pursued new technical applications for our ultrasonic spraying and coating technology, and also opened up business channels in additional global territories as quickly as our resources have allowed. We have booked significant orders in Southeast Asia in the electronics segment for printed circuit board applications. Solar energy and fuel cell applications continued in the third quarter, although there is a slowdown for solar projects in China at present, which is believed to be temporary in nature. The glass coating industry has been quiet in the previous quarter, but is coming back now with a number of opportunities for our WideTrack Systems both in the US and Europe. We recently attended a large European Medical Trade show, and generated numerous requests for proposals involving our MediCoat Stent Coating Systems and other implantable coating systems, so we look forward to continued strength in this segment. Lastly, we have several new projects in-house involving the textile industry and the food industry, both of which were slow earlier in the year.

The Company reported net income of $195,803 for the three months ended November 30, 2011 as compared to $213,922 for the same period last year.  For the nine months ended November 30, 2011, the Company reported net income of $871,923 as compared to $434,562 for the same period last year, an increase of 100%. The strong increase in year-to-date profitability was a direct result of increased sales coupled with appropriate cost controls as our Company grows. Of interest regarding our financial performance, a December 6, 2011 article in the investor site “Seeking Alpha” ranked Sono-Tek at the top of a list of companies with sales and earnings growth over time, and the Bowser Report moved Sono-Tek up to their top investment category in their November 2011 newsletter.

According to Dr. Christopher L. Coccio, Chairman and CEO, "We are very pleased with these record year-to-date revenues and associated strong profitability. As we look ahead to the end of our fiscal year in February, we expect to finish the year exceeding our target of $1 million in net income, which was identified earlier in the year.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray coating products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their superior performance, quality, and reliability over conventional spraying systems technologies.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve expected  increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2011	2010	2011	2010

Net Sales	$9,083,801	$7,303,606	$2,944,772	$2,587,818

Gross Profit	$4,617,667	$3,524,508	$1,506,120	$1.291,208

Net Income	$871,923	$434,562	$195,803	$213,922

Basic Earnings Per Share	$0.06	$0.03	$0.01	$0.02

Diluted Earnings Per Share	$0.06	$0.03	$0.01	$0.01

Weighted Average Shares - Basic	14,441,743	14,438,398	14,442,211	14,440,192

Weighted Average Shares - Diluted	14,540,733	15,250,807	14,483,245	15,233,760